UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (date of earliest event reported): June 23, 2006
HYPERTENSION DIAGNOSTICS, INC
(Exact name of Registrant as specified in its charter)

Minnesota	0-24635	41-1618036

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2915 Waters Road, Suite 108
Eagan, Minnesota	55121

(Address of principal	(Zip Code)
executive offices)
Registrant’s telephone number, including area code: 651-687-9999
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
Item 8.01 Other Events
SIGNATURE

Items 1.01 through 5.01, 5.03 through 7.01, and 9.01 are not applicable and therefore omitted.
Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
Effective June 30, 2006, James S. Murphy, Senior Vice President – Finance and Administration and Chief Financial Officer, resigned from the Company. Effective July 1, 2006, his duties and responsibilities have been transitioned to Kellie D. Nelsen, Manager of Finance and Accounting. Ms. Nelsen will serve as principal financial officer and principal accounting officer for the Company.
Item 8.01 Other Events.
     On May 18, 2006, Hypertension Diagnostics, Inc (“HDI”) agreed to extend to June 23, 2006, the exercise date of its Warrant B warrants to purchase shares of its common stock, $0.01 par value per share, and Series A Convertible Preferred Stock, $0.01 par value per share, granted in connection with HDI’s offering, which closed on August 28, 2003 (the “August Offering”). Additionally, HDI agreed to modify these warrants to provide that those warrant holders who exercised at least fifty percent (50%) of their Common Stock Warrants and their Preferred Stock Warrants by June 23, 2006, would have the remaining 50% of their Common Stock Warrants and their Preferred Stock Warrants available for exercise until September 29, 2006.
     During May and June 2006, certain warrant holders elected to exercise their Warrant B warrants to receive the benefits of the extended exercise period and the warrant exercise prices for the common stock and Series A Preferred Stock. In connection with such exercises, HDI issued 92,875 shares of its common stock at an exercise price of $0.22 per share and 5,840 shares of its Series A Preferred Stock at an exercise price of $2.64 per share, for an aggregate consideration of $35,850. In connection with such issuances, no underwriters were utilized and no commissions were paid. HDI relied upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended, for such issuances.
     Gross proceeds from the warrant exercises will be used primarily for working capital purposes and to expand HDI’s sales and marketing efforts of its Cardiovascular Profiling Systems.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HYPERTENSION DIAGNOSTICS, INC.

By	/s/ Mark N. Schwartz

Its Chairman of the Board and Chief Executive Officer
Dated: July 3, 2006